Filed pursuant to Rule 433

Registration Statement No. 333-101155

December 22, 2005

Relating to Preliminary Prospectus Supplement

dated December 13, 2005

Structured Asset Trust Unit Repackagings (SATURNSSM)

Treasury Index LinkEd Securities (TILESSM)

Series 2005-1 due August 1, 2035

($1,000 principal balance per Unit)

backed by

JPMorgan Chase Capital XVII,

5.850% Capital Securities, Series Q due August 1, 2035

MS Structured Asset Corp.

Depositor

Offering Price:	$1,000 per Unit (par)
Number of Units	20,000
Total principal amount of Units:	$20,000,000. We may increase the principal amount prior to the issue date, but we are not required to do so.
Pricing Date:	December 21, 2005
Issue Date:	January 6, 2006
Final Scheduled Distribution Date:	August 1, 2035
Interest:	Issue Date to but excluding August 1, 2007: 8.00% August 1, 2007 to Final Scheduled Distribution Date: 10Y CMT + Spread , subject to a minimum coupon of 0% and maximum coupon of 8%.
Spread:	0.35% per annum
Distribution Dates:	Semiannually, on each February 1 and August 1, commencing on February 1, 2006
Interest Deferral:

Interest distributions in respect of the Units may be deferred, without compounding of interest, if payments of interest under the underlying securities held by the trust are deferred at the election of the underlying securities issuer, as described in the Preliminary Prospectus Supplement.

Principal:	On the final scheduled distribution date, the Units will be entitled to a single payment of principal of $1,000 plus any accrued interest.
Underlying Securities:	JPMorgan Chase Capital XVII, 5.850% Capital Securities, Series Q due August 1, 2035
Trust Expenses:	0.045% per annum
Underwriting Discount:	3.15%
Effective Date for Interest Rate Swap:	January 6, 2006
Initial 10Y CMT rate applicable to payments to the Trust under the Interest Rate Swap:	4.49%
Fixed Rate for Payments by the Trust under the Interest Rate Swap:	5.85% (less Trust Expenses)

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Upfront Payments by the Trust under the Forward Rate Agreements:	For Confirmation 1: $44,000 For Confirmation 2: $296,000 For Confirmation 3: $286,000 For Confirmation 4: $274,000
Underlying Securities Original Issue Price:	99.093%
Summary of projected cash flows and accruals on the Integrated Debt:

See Annex A. The issue price of the Integrated Debt is determined for purposes of calculating the total accrual of OID for federal income tax purposes and does not reflect the market value of all cashflows (including the payments under the Forward Rate Agreements) which the Unitholders will be entitled to receive.

Listing:	The depositor has applied to list the Units on the New York Stock Exchange, subject to meeting the applicable listing requirements.
CUSIP:	89465F206
Underwriter	Morgan Stanley
Preliminary Prospectus Supplement:

The Preliminary Prospectus Supplement dated December 13, 2005, which is available through the EDGAR system on the SEC Web site and to which a link is set forth below. Capitalized terms used and not defined here have the meanings set forth in the Preliminary Prospectus Supplement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Link to:

Preliminary Prospectus Supplement dated December 13, 2005 (including base Prospectus dated March 5, 2003)

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ANNEX A

Summary of projected cash flows and accruals on the Integrated Debt

The following summary of projected cash flows and accruals of OID on the Integrated Debt assumes no deferral of interest on the underlying securities. The summary is per $1,000 principal amount of the Integrated Debt. It is based on a CMT rate of 4.49% (the 10Y CMT on December 21, 2005), although the actual 10Y CMT will vary.

Payment Date	Coupon payment received by the trust on the underlying security	Payment made by the trust on the interest rate swap	Total cash flow	Original issue discount in excess of coupons received (Additional OID) for period ending on Payment Date	Total accrual of OID for period ending on Payment Date
Feb 1, 2006	$4.225	$0.6969	$3.5281	$0.0881762	$3.616232
Aug 1, 2006	$29.25	$4.825	$24.425	$0.6128714	$25.03787
Feb 1, 2007	$29.25	$4.825	$24.425	$0.6296968	$25.0547
Aug 1, 2007	$29.25	$4.825	$24.425	$0.6469842	$25.07198
Feb 1, 2008	$29.25	$4.825	$24.425	$0.6647462	$25.08975
Aug 1, 2008	$29.25	$4.825	$24.425	$0.6829958	$25.108
Feb 1, 2009	$29.25	$4.825	$24.425	$0.7017464	$25.12675
Aug 1, 2009	$29.25	$4.825	$24.425	$0.7210118	$25.14601
Feb 1, 2010	$29.25	$4.825	$24.425	$0.7408061	$25.16581
Aug 1, 2010	$29.25	$4.825	$24.425	$0.7611439	$25.18614
Feb 1, 2011	$29.25	$4.825	$24.425	$0.7820399	$25.20704
Aug 1, 2011	$29.25	$4.825	$24.425	$0.8035096	$25.22851
Feb 1, 2012	$29.25	$4.825	$24.425	$0.8255688	$25.25057
Aug 1, 2012	$29.25	$4.825	$24.425	$0.8482336	$25.27323
Feb 1, 2013	$29.25	$4.825	$24.425	$0.8715205	$25.29652
Aug 1, 2013	$29.25	$4.825	$24.425	$0.8954468	$25.32045
Feb 1, 2014	$29.25	$4.825	$24.425	$0.92003	$25.34503

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Aug 1, 2014	$29.25	$4.825	$24.425	$0.945288	$25.37029
Feb 1, 2015	$29.25	$4.825	$24.425	$0.9712395	$25.39624
Aug 1, 2015	$29.25	$4.825	$24.425	$0.9979034	$25.4229
Feb 1, 2016	$29.25	$4.825	$24.425	$1.0252993	$25.4503
Aug 1, 2016	$29.25	$4.825	$24.425	$1.0534474	$25.47845
Feb 1, 2017	$29.25	$4.825	$24.425	$1.0823682	$25.50737
Aug 1, 2017	$29.25	$4.825	$24.425	$1.112083	$25.53708
Feb 1, 2018	$29.25	$4.825	$24.425	$1.1426136	$25.56761
Aug 1, 2018	$29.25	$4.825	$24.425	$1.1739823	$25.59898
Feb 1, 2019	$29.25	$4.825	$24.425	$1.2062122	$25.63121
Aug 1, 2019	$29.25	$4.825	$24.425	$1.239327	$25.66433
Feb 1, 2020	$29.25	$4.825	$24.425	$1.2733509	$25.69835
Aug 1, 2020	$29.25	$4.825	$24.425	$1.3083088	$25.73331
Feb 1, 2021	$29.25	$4.825	$24.425	$1.3442265	$25.76923
Aug 1, 2021	$29.25	$4.825	$24.425	$1.3811302	$25.80613
Feb 1, 2022	$29.25	$4.825	$24.425	$1.419047	$25.84405
Aug 1, 2022	$29.25	$4.825	$24.425	$1.4580048	$25.883
Feb 1, 2023	$29.25	$4.825	$24.425	$1.4980322	$25.92303
Aug 1, 2023	$29.25	$4.825	$24.425	$1.5391584	$25.96416
Feb 1, 2024	$29.25	$4.825	$24.425	$1.5814137	$26.00641
Aug 1, 2024	$29.25	$4.825	$24.425	$1.624829	$26.04983
Feb 1, 2025	$29.25	$4.825	$24.425	$1.6694363	$26.09444
Aug 1, 2025	$29.25	$4.825	$24.425	$1.7152681	$26.14027
Feb 1, 2026	$29.25	$4.825	$24.425	$1.7623582	$26.18736
Aug 1, 2026	$29.25	$4.825	$24.425	$1.8107412	$26.23574

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Feb 1, 2027	$29.25	$4.825	$24.425	$1.8604523	$26.28545
Aug 1, 2027	$29.25	$4.825	$24.425	$1.9115283	$26.33653
Feb 1, 2028	$29.25	$4.825	$24.425	$1.9640064	$26.38901
Aug 1, 2028	$29.25	$4.825	$24.425	$2.0179253	$26.44293
Feb 1, 2029	$29.25	$4.825	$24.425	$2.0733244	$26.49832
Aug 1, 2029	$29.25	$4.825	$24.425	$2.1302444	$26.55524
Feb 1, 2030	$29.25	$4.825	$24.425	$2.188727	$26.61373
Aug 1, 2030	$29.25	$4.825	$24.425	$2.2488153	$26.67382
Feb 1, 2031	$29.25	$4.825	$24.425	$2.3105531	$26.73555
Aug 1, 2031	$29.25	$4.825	$24.425	$2.3739859	$26.79899
Feb 1, 2032	$29.25	$4.825	$24.425	$2.4391601	$26.86416
Aug 1, 2032	$29.25	$4.825	$24.425	$2.5061236	$26.93112
Feb 1, 2033	$29.25	$4.825	$24.425	$2.5749254	$26.99993
Aug 1, 2033	$29.25	$4.825	$24.425	$2.6456162	$27.07062
Feb 1, 2034	$29.25	$4.825	$24.425	$2.7182476	$27.14325
Aug 1, 2034	$29.25	$4.825	$24.425	$2.792873	$27.21787
Feb 1, 2035	$29.25	$4.825	$24.425	$2.8695471	$27.29455
Aug 1, 2035	$29.25	$4.825	$24.425	$2.9483262	$27.37333

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